Exhibit 16.1

               [LETTERHEAD OF GOFF, BACKA, ALFREA & COMPANY, LLC]


January 19, 2007


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We are the former independent registered public accountants of Diasense, Inc. We have been furnished with a copy of the Company's response to Item 4.01 of Form 8-K disclosing our termination as the independent registered public accounting firm of the Company. We confirm our agreement with the statements made in response to that item insofar as they relate to our firm.

Very truly,


/s/ Goff, Backa, Alfrea & Company, LLC
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Goff, Backa, Alfrea & Company, LLC
Pittsburgh, Pennsylvania